EXHIBIT 10.9



                          Natural Resource Group, Inc.
                3000 Youngfield #338, Wheat Ridge, Colorado 80333



January 6, 2003

Mr. Jubal S. Terry
President/CEO
Skyline Resources, Inc.
3000 Youngfield #338
Wheat Ridge, Colorado 80033

Phone:   303-238-8712
Fax:     303-238-3190

Re:      Pipeline Construction
         Cal Bank Draw/Slater Dome
         Moffat & Routt Counties, Colorado and Carbon County, Wyoming


Dear Jubal:

This Letter Agreement is intended to outline the general terms and conditions under which Natural Resource Group, Inc. (NRG) shall raise funds and construct a six inch, sixteen mile pipeline, at the request of Skyline Resources, Inc., (Skyline) for the purpose of transporting natural gas from the above caption prospect, to a Questar transportation line in Baggs, Wyoming.

It is hereby acknowledged that Skyline is the operator of the above captioned prospect and currently owns a 66.66% interest in the same. To date Skyline has drilled or caused to be drilled several wells that have proven the existence of natural gas in the prospect area. Skyline hereby authorizes and grants NRG the exclusive right to raise private investor funds and construct a 6 inch sixteen mile natural gas pipeline that will originate in the prospect area and join a Questar transportation line in Baggs, Wyoming. Currently it is estimated that the cost to construct the pipeline is approximately $1,631,574. Further, Skyline hereby agrees to exclusively designate the transportation of its natural gas through the newly constructed line. The gas will then be sold to Questar at a rate to be determined at the time of sale of said natural gas.

It is further acknowledged that NRG has begun efforts to raise funds from private investor sources in order to pay for the construction of the aforementioned pipeline. It is hereby agreed that investors for the pipeline will be promoted by NRG on a 1/3rd for a 1/4 basis resulting in a 25% carry in favor of NRG. Further, it is hereby agreed that upon completion of the pipeline Skyline will be charged .50 cents per mcf for transportation of its natural gas through the pipeline until such time the entire capital investment for the construction of the pipeline has been completely returned to the investors (payout). Subsequent to payout of the pipeline, Skyline will be charged .25 cents per mcf for transportation of its natural gas through the pipeline. Further, NRG shall have the right to operate the pipeline and/or the right to appoint an operator for the pipeline upon its completion and prior to completion of said pipeline, a mutually acceptable operating agreement will be executed by parties.

If the foregoing general terms and conditions meet with your approval please sign and return one copy of this Letter Agreement to me at your earliest possible convenience.

Letter of Agreement executed this 6th day of January 2003.



NATURAL RESOURCE GROUP, INC.            SKYLINE RESOURCES, INC.


/s/ Paul G. Laird                       /s/ Jubal Terry
------------------                      -----------------------
Paul G. Laird, President                Jubal Terry, President/CEO

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